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                                                                    EXHIBIT 99.1


                                     FOR IMMEDIATE RELEASE:

                                     Investor Contact:  Melissa Coley
                                                        (770) 444-5348
                                     Media Contact:     Lisa La Magna
                                                        (770) 444-4476

                    MEDAPHIS ANNOUNCES 1997 TURNAROUND PLAN
                          To Focus on Core Business of
             Business Management Services and Information Products
                           for Healthcare Providers;
                   Plans Divestitures of Non-Core Businesses

            REPORTS FOURTH QUARTER AND FISCAL 1996 FINANCIAL RESULTS Charges for Discontinued Reengineering Program and Related Assets

                        NEW EXECUTIVES AND BOARD MEMBER

                      AMENDED AND RESTATED CREDIT FACILITY
                       Increase and Extension of Facility

ATLANTA, GEORGIA, FEBRUARY 5, 1997 -- Medaphis Corporation [Nasdaq: MEDA] today announced its 1997 operating plan aimed at refocusing the Company on its core business of delivering business management services and information products to healthcare providers, divesting Healthcare Recoveries, Inc. and assessing alternatives for BSG Corporation. The Company also announced revenues of $142.9 million for the fourth quarter and $608.5 million for the year ended December 31, 1996. Pro forma net loss was ($103.7) million for the quarter and ($123.6) million for the year, which includes $138.9 million in fourth quarter and $180.5 million in full year restructuring and other charges. Including restructuring and other charges for the relevant periods, pro forma net loss per share was ($1.45) for the quarter and ($1.74) for the year; excluding these charges, pro forma net loss per share would have been ($0.34) and ($0.15), respectively.

Medaphis today announced the following steps:

- Implementation of the Company's 1997 operating plan which is focused on the core business and is driven by five basic elements:
         (1)  exiting non-core businesses promptly;
         (2) achieving improved predictability of business results through enhanced management accountability and controls;
         (3)  reducing costs and increasing efficiencies in the core business;
         (4)  singular emphasis on excellence in customer service; and
         (5)  implementing cross-selling initiatives.

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- Abandonment of Medaphis' reengineering program in favor of reliance on established technology and proven platforms and processes;

- Agreement with Medaphis' lenders to restructure its credit facilities that initially provide for increased liquidity to $285 million, up from $250 million, with step downs over the next 18 months consistent with the 1997 core business operating plan needs and divestiture program;

- Strengthening of Medaphis' senior management team by the appointment of key executives who will help spearhead the 1997 operating plan;

- Strengthening of Medaphis' outside director presence and governance role through the addition of a new outside director, and the departure from the Board of one management director; and

- As part of the strategy to focus on the healthcare provider market, it is currently contemplated that Medaphis will seek to divest its Healthcare Recoveries, Inc. ("HRI") operating unit. Medaphis is also assessing alternatives for BSG Corporation ("BSG").

David E. McDowell, Chairman and Chief Executive Officer, said, "1997 will be a year of transition for Medaphis. We have refocused our mission on our core business and an absolute dedication to customer service. Key building blocks have been put in place to support our effort at continuous improvement throughout the year. The job is now ours to take our established customer base, our business management services strength and our information products capabilities and make them work better. I am optimistic that Medaphis can do this. And if we achieve our goals, even with increased restructuring and other expenses and fees, we will return to a level of operating performance that should be profitable for the year and going forward."

1997 OPERATING PLAN

Mr. McDowell said, "Medaphis' strengths and opportunities fall squarely within the healthcare provider market. Physicians and hospitals are increasingly seeking business and information management solutions to meet the challenges of managed care, compliance mandates and government and industry initiatives designed to influence or regulate the cost, quality or manner of care.
Medaphis has a group of highly skilled and experienced employees who understand healthcare, a collection of healthcare information products that have been recognized as 'best-in-class,' and a base of customers that includes almost 20,000 physicians and 2,500 hospitals. We intend to leverage these strengths to become the leading provider of business and information management services and products to doctors and hospitals."

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Medaphis also intends to implement a program aimed at achieving a higher degree of predictability in Medaphis' core operations through enhanced management accountability and controls. Mr. McDowell noted, "Enhanced management accountability and refined planning processes, controls and accounting practices will form the foundation of Medaphis' turnaround plan.
The Company will make greater use of subscription fee pricing for its products, which benefits customers and is intended to smooth Medaphis' revenue streams."

The third cornerstone of the 1997 operating plan is to reduce costs and increase efficiencies in the core business. Going forward, the Company intends to adopt incremental improvements to processes and procedures using established technology and proven platforms, and deploy other 'best practices,' as opposed to a wide-scale reengineering effort. This approach has already proven successful in certain of the Company's large processing centers.

The 1997 operating plan will also place renewed emphasis on excellence in customer service. Client retention rates, satisfaction surveys and similar service benchmarks will assume renewed importance at Medaphis and will be embedded into Medaphis' operating philosophy and reporting and compensation plans. This reflects the Company's transition from one focused on growth through diversification to one focused on customer service and growth within the healthcare provider market.

The final element of the 1997 plan is to implement strategies that increase cross-selling opportunities to Medaphis' existing and potential customers. Medaphis provides a broad range of discrete solutions for different practice areas and administrative functions within hospitals, physician groups and independent physician offices. These range from products for enterprise-wide patient care information systems, enterprise-wide patient and staff scheduling systems, and enterprise-wide radiology information management systems to accounts receivables management and collections and other business management services for physicians, hospitals and healthcare enterprises. Medaphis believes that there are significant cross-selling opportunities among its 20,000 physician and 2,500 hospital customer base to be realized. During 1997 and beyond, Medaphis will seek to sell more 'complete solutions'.


1996 FINANCIAL RESULTS, ABANDONMENT OF REENGINEERING PROGRAM, RESTRUCTURING AND OTHER CHARGES

For the three months ended December 31, 1996, revenue was $142.9 million as compared with $144.7 million in the year-earlier period. Including restructuring and other charges, the net loss for the fourth quarter was ($103.7) million compared with a pro forma net loss of ($1.2) million in 1995's fourth quarter. Pro forma net loss per share was ($1.45), compared with a pro forma net loss per share of ($0.02) in the prior year's quarter. Excluding restructuring and other charges, pro forma net loss per share would have been ($0.34).

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For the twelve month period ended December 31, 1996, revenue was $608.5 million, compared with $559.9 million in 1995. Including restructuring and other charges, the pro forma net loss for the twelve months was ($123.6) million compared with ($8.5) million last year. Pro forma net loss per share was ($1.74), as compared to pro forma net loss per share of ($0.15) last year. Excluding restructuring and other charges, pro forma net loss per share would have been ($0.15).

Prior year results have been restated to include the operating results of all significant 1995 and 1996 mergers accounted for as poolings of interest.

Results for the year and quarter ended December 31, 1996 were impacted by the Company's decision to abandon its reengineering program and shut down the Imonics operating unit. As a result, the Company reported restructuring and other charges of approximately $138.9 million during the fourth quarter. These charges are comprised of a write-off of $69.1 million of capitalized software and $20.4 million of impaired assets associated primarily with the abandoned reengineering program, $38.2 million associated with the shut down of Imonics (including $13 million in related goodwill), and $11.2 million of legal, severance and other fees.

The Company's decision to abandon its reengineering program was reached at the conclusion of a comprehensive assessment of the program begun during 1996. The conclusions of the assessment were that it was not cost effective to continue the development and deployment of the software and technology upon which the reengineering program was based and that the reengineering software and technology had no alternative useful application in the Company's operations.

EXECUTIVE APPOINTMENTS AND ELECTION OF NEW INDEPENDENT DIRECTOR

Mr. McDowell strengthened Medaphis' management team with today's announcement of several key appointments, promotions, and changes to the executive team charged with effecting the 1997 turnaround plan.

Jerome H. Baglien has been named Senior Vice President and Chief Financial Officer. He comes to Medaphis from Keebler (a $1.5 billion in revenue baking and distributing company), where he had been CFO since 1993. He has eight years Big 6 accounting experience in addition to ten years in other finance and accounting activities. His turnaround and operating experience and expertise includes strategic planning, operations management, mergers and acquisitions, financing, and internal accounting controls. Mr. Baglien replaces Michael R. Cote, who has resigned to pursue other business and personal interests.

Michael Douglas, Vice Chairman and a Director since May 1996, has resigned in response to increasing demands on his personal life. The Company has eliminated this position, as the Company's new management team believes that a flatter organizational structure better suits the Company's current business strategy. Michael Drinkwater, President of MPSC, and James F. Richards, President of MHSC, will report directly to Mr. McDowell.



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Patrick B. McGinnis, currently President of Medaphis Healthcare Information
Technology ("HIT"), will be returning to his previously held position of CEO of HRI, where he plans to lead the company as an independent organization. Mr. McGinnis founded HRI in 1988, and served as its Chief Executive Officer and President until it was acquired by Medaphis in 1995. The Company has identified a new president of HIT, which it expects to announce during the first quarter of 1997.

William R. Spalding, formerly Senior Vice President and General Counsel, has been promoted to Executive Vice President of Strategic Planning. Mr. Spalding, formerly a partner in the law firm of King & Spalding, will now be responsible for the Company's long-term strategic planning, including the divestiture of non-strategic business units, financial and capital requirements and resolution of outstanding claims against the Company. The Company has identified a new general counsel which it expects to announce during the first quarter of 1997.

Daniel S. Connors Jr. has joined Medaphis as Senior Vice President-Personnel and Administration. He brings over 30 years of management experience in the services industry, domestically and overseas. He served most recently as Vice President Strategic Implementation with D.F. Blumberg & Associates, Inc. Prior to that, he was President and Chief Operating Officer of Technology Service Solutions, an IBM/Eastman Kodak joint venture company. Mr. Connors has 27 years of executive experience at IBM, where he served in various capacities, including Director of Personnel and Director of Quality and Business Process.

Medaphis also welcomes a new member to the Board of Directors. John C. Pope, formerly President and COO of United Airlines, now holds the position of Director Emeritus of UAL Corporation and United Airlines. Mr. Pope has held management positions with American Airlines and General Motors Corporation and currently sits on boards of several other national companies.

Mr. McDowell was appointed Medaphis' Chairman and CEO on October 31, 1996. He joined Medaphis' Board of Directors in May 1996. He previously served as President, Chief Operating Officer and director of McKesson Corporation, a pharmaceutical distribution company with revenue of $13.2 billion. Mr. McDowell joined McKesson in 1992 following a 29-year career with IBM, where he held various positions including President and General Manager of IBM's National Service Division, responsible for IBM's customer support services.


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AMENDED AND RESTATED CREDIT FACILITIES

Medaphis has agreed with its senior lenders to amend and restate the Company's existing revolving credit facilities as of February 4, 1997. The newly restructured credit facilities have been increased from $250 million to $285 million and extended through June 30, 1998. These facilities are secured by substantially all of the Company's assets and guaranteed by substantially all of the Company's subsidiaries. The loan commitments under the restructured credit facilities will be reduced to $200 million on July 31, 1997 and to $150 million on January 31, 1998.

Mr. McDowell said, "This new agreement with our lenders will help Medaphis continue to work toward building an operating and financial structure that improves stability and financial flexibility to the benefit of our vendors, customers, employees and shareholders. This agreement provides additional liquidity and flexibility to support the implementation of the Company's 1997 business plan. We intend to reduce outstanding debt during 1997 and early 1998, both through the sale of non-core assets and subsidiaries which are not part of our strategic vision for Medaphis and cash generated from operations. We are pleased that our extended credit facilities have been structured to meet the goals and objectives of the Medaphis business plan over the next eighteen months."

Certain of the other material terms of the restructured credit facilities include adjustment of the interest rates, fees and charges and other compensation to be paid to the lenders by the Company, including the vesting of certain warrant arrangements for 1% of the common stock of the Company on each of January 1, 1998 and April 1, 1998; modification of the financial reporting requirement to the lenders, restrictions on new acquisitions and certain litigation settlement payments; and establishment of a maximum permitted capital expenditures covenant for the fiscal quarter ending March 31, 1997 and additional financial covenants for fiscal quarters ending on and after June 30, 1997. The Company also paid $2,925,000 in closing fees to its bankers in connection with the restructured agreements and was not required to pay the fees previously contemplated with the seventh modification of the facility. This summary of certain terms of the Company's credit facilities is subject to the specific terms of the agreement, which the Company intends to file with the Securities and Exchange Commission.



SETTLEMENT OF 1995 SECURITIES LITIGATION

The Company also announced that it has reached an agreement in principle to settle on a class-wide basis the securities litigation that was filed against the Company in June, 1995 for $4.75 million, subject to court approval and other customary conditions. The settlement would include the putative class action lawsuit currently pending against the Company in the United States District Court for the Northern District of Georgia relating to the Company's pending federal investigation into billing and collection matters in its Calabasas and Cypress, California, offices, and the related putative class action lawsuit currently pending in the Superior Court of Cobb County, Georgia. The Company expects to receive approximately $3.7 million from insurance to fund a portion of the settlement.



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PLANNED DIVESTITURES AND ASSESSMENTS OF NON-CORE BUSINESSES

As part of its strategy to focus on the healthcare provider market, it is currently contemplated that Medaphis will seek to divest its Healthcare Recoveries, Inc. operating unit. Medaphis also is assessing alternatives for BSG Corporation including, but not limited to, seeking a buyer, a spin-off transaction, or other alternatives that involve more independence for BSG. Mr. McDowell said, "These actions will reset the Company on its proper course, which is to focus on its strengths and talents in the healthcare provider market."

HRI, based in Louisville, Kentucky, is the largest provider of subrogation and related recovery services to healthcare payors. Its clients include health maintenance organizations, indemnity insurers, Blue Cross and Blue Shield organizations, and third party administrators of healthplans. Each of HRI's clients, and its potential customers, either itself extends healthcare coverage to insureds, members, plan participants or plan beneficiaries, or administers the healthcare coverage claims submitted by insureds.

HRI's services are designed to assist healthcare payors in recovering the related benefits provided to insureds who are injured in accidents or under other circumstances where a third-party, typically a property and casualty insurer or an individual, is ultimately responsible for such medical benefits. HRI utilizes proprietary software and various investigative techniques to identify those claims where its clients have a recovery right against a third party for the medical benefits provided to an insured and which warrant further recovery of the costs of such services from such third party. It serves 50 major healthcare payors which cover 28 million lives throughout the U.S.

BSG, based in Austin, Texas, is a leading provider of information technology and change management services to organizations seeking to transform their operations through the strategic use of client/server and other advanced technologies. For the year ended December 31, 1996, BSG had revenue of approximately $113.8 million.

BSG focuses on customers in industries where technology enabled change and reengineering can have a significant competitive impact. BSG seeks to establish long-term alliances with its customers, enabling them to increase revenue, raise productivity and improve product quality. BSG operates in multiple vertical markets, including multi-unit retail, energy, financial services, communications, pharmaceutical, healthcare, manufacturing and transportation. BSG has worked with more than 100 customers including Bell Atlantic, the American Federation of Television and Radio Artists (AFTRA), McKesson, Phoenix Newspapers, Inc. and Dunkin Donuts.


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Medaphis is a leading provider of business management services and information products to healthcare providers. Based in Atlanta, Georgia, Medaphis currently serves approximately 20,000 physicians and 2,500 hospitals across the nation.


This press release contains statements which constitiute "forward-looking statements" within the meaning of the Securities Act of 1993 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. 15 U.S.C.A. Sections 77z-2 and 78u-5 (Supp. 1996). Those forward-looking statements include the intent, belief, or current expectations of the Company and members of its senior management team,as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the need to integrate recently acquired businesses, the status of the Company's billing and accounts receivable management services operations, continued availability of credit on terms and conditions acceptable to the Company, the planned divestiture of non-strategic businesses, on-going management initiatives designed to reduce costs and enhance efficiencies, the Company's pending federal investigation and outstanding litigation, sales of the Company's healthcare information technology products and prospective changes in laws, regulations or policies affecting the Company's business and/or operations. Additional factors that could have cause actual results to differ materially from those contemplated by the forward-looking statements in this press release may be found in the Company's public filings with the Securities & Exchange Commission, which are incorporated by reference herein. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                                     # # #







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                    MEDAPHIS CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands except per share data)



                                                       THREE MONTHS ENDED                  YEAR ENDED
                                                           DECEMBER 31,                   DECEMBER 31,
                                                 ------------------------------   -----------------------------
                                                      1996            1995              1996          1995
                                                 --------------  --------------   --------------  -------------
Revenue                                          $      142,937  $      144,746   $      608,488  $     559,877

Salaries and wages                                      106,631          87,756          399,474        325,868
Other operating expenses                                 46,681          35,540          163,850        140,296
Depreciation                                             10,194           3,824           26,690         14,487
Amortization                                              5,344           4,680           20,016         18,048
Interest expense, net                                     3,566           1,575           11,585         10,062
Restructuring and other charges                         138,855           9,200          180,455         54,950
                                                 --------------  --------------   --------------  -------------
                                                        311,271         142,575          802,070        563,711

Income (loss) before income taxes                      (168,334)          2,171         (193,582)        (3,834)

Income taxes                                            (64,646)          4,287          (68,961)         1,787
                                                 --------------  --------------   --------------  -------------
        Net loss                                       (103,688)         (2,116)        (124,621)        (5,621)

Pro forma adjustments, principally income taxes               -             966              979         (2,883)
                                                 --------------  --------------   --------------  -------------
        Pro forma net loss                       $     (103,688) $       (1,150)  $     (123,642) $      (8,504)
                                                 ==============  ==============   ==============  =============
Pro forma net loss per common share              $        (1.45) $        (0.02)  $        (1.74) $       (0.15)
                                                 ==============  ==============   ==============  =============
Weighted average shares outstanding                      71,695          58,068           71,225         56,591
                                                 ==============  ==============   ==============  =============

====================================================================================================================================

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                          DECEMBER 31,     DECEMBER 31,
                                                              1996            1995
                                                          ------------     ------------
ASSETS
Current assets                                            $    233,363     $    223,165
Property and equipment                                          99,436           97,895
Deferred income taxes                                           86,631                -
Intangible assets                                              388,920          455,611
Other                                                           16,977           18,935
                                                          ------------     ------------
                                                          $    825,327     $    795,606
                                                          ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                       $    203,648     $    127,935
Long-term debt and capital lease obligations                   215,752          150,565
Deferred income taxes and other long-term obligations           13,636           32,426
Convertible subordinated debentures                                  -           63,375
Stockholders' equity                                           392,291          421,305
                                                          ------------     ------------
                                                          $    825,327     $    795,606
                                                          ============     ============


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